Exhibit 99.1

Anthracite Capital, Inc. and Subsidiaries Consolidated Statements of Financial Condition (in thousands, except per share data)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 39,577	$ 24,698
Restricted cash equivalents	19,475	84,485
Residential mortgage backed securities	874,404	1,506,450

Cash and RMBS	$ 933,456	$ 1,615,633
Commercial real estate securities	1,229,369	894,345
Commercial real estate loans	91,055	88,926

Total Commercial real estate	$ 1,320,424	$ 983,271
Receivable for investments sold	37,660	--
Other assets	53,736	40,447

Total Assets	$ 2,345,276	$ 2,639,351

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Short term Borrowings:
Secured by pledge of residential mortgage backed securities	$ 818,031	$ 1,418,206
Secured by pledge of commercial real estate securities	282,267	42,861
Secured by pledge of commercial real estate loans	22,784	16,004

Total short term borrowings	1,123,082	1,477,071
Long term Borrowings: Collateralized debt obligations	684,875	684,590

Total borrowings	$ 1,807,957	$ 2,161,661
Payable for investments purchased
	60,562	524
Distributions payable
	14,580	16,589
Other liabilities
	54,153	54,361

Total Liabilities	$ 1,937,252	$ 2,233,135

Stockholders' Equity:
Common stock, par value $0.001 per share; 400,000 shares authorized; 48,863 shares issued and outstanding in 2003; and 47,398 shares issued and outstanding in 2002	49	47
10% Series B Preferred stock, liquidation preference $43,942
in 2003 and $47,817 in 2002	33,431	36,379
9.375% Series C Preferred stock, liquidation preference $57,500
in 2003	55,435	--
Additional paid - in capital	530,315	515,180
Distributions in excess of earnings	(100,224)	(24,161)
Accumulated other comprehensive loss	(110,982)	(121,229)

Total Stockholders' Equity	408,024	406,216

Total Liabilities and Stockholders' Equity	$ 2,345,276	$ 2,639,351

Anthracite Capital, Inc. Consolidated Statements of Operations (Unaudited) (in thousands, except per share data)

	For the Three Months Ended September 30, 2003	For the Nine Months Ended September 30, 2003

Operating Portfolio
Income:
Commercial real estate securities	$ 26,125	$ 71,730
Commercial real estate loans	2,160	7,368
Residential mortgage backed securities	11,591	45,626
Cash and cash equivalents	453	838

Total income	40,329	125,562

Expenses:
Interest expense:
Collateralized debt obligations	11,098	33,088
Commercial real estate securities	1,442	2,619
Commercial real estate loans	136	363
Residential mortgage backed securities	3,508	13,560
Hedging Expense	5,496	13,251
General and administrative	551	1,724
Management fee	2,115	7,341

Total expenses	24,346	71,946

Other gain (loss):
Realized loss	(22,820)	(33,279)
Unrealized loss	(10,038)	(11,263)
Hedge Ineffectiveness	66	(175)
Loss on impairment of assets	(5,412)	(32,426)

Total other loss	(38,204)	(77,143)

Net Loss	(22,221)	(23,527)

Dividends on preferred stock	2,491	5,298

Net Loss attributable to Common Shareholders	(24,712)	(28,825)

Income from operating portfolio per share:
Basic	$ 0.28	$ 1.01
Diluted	$ 0.28	$ 1.01

Net Loss per share, basic	$ (0.51)	$ (0.60)

Net Loss per share, diluted	$ (0.51)	$ (0.60)

Weighted average number of shares outstanding:
Basic	48,405	47,956
Diluted	48,421	47,972